Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128512, 333-50130, 33-71108, and 333-2396 on Form S-8 of our report on the financial statements of Key Technology, Inc. dated December 16, 2004, appearing in the Annual Report on Form 10-K of Key Technology, Inc. for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
December 27, 2005